Exhibit 99.1

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

COGNEX Corporation

Moderator: Richard Morin
November 1, 2012
5:00 PM ET

Operator:
Thank you for standing by and welcome to the Cognex third quarter conference call.  At this time, all participants are in a listen-only mode.  There will be a presentation followed by a question-and-answer session during which if you wish to ask a question you will need to press *, then 1 on your telephone.  Please be advised that this conference is being recorded today, November 1, 2012. I would now like to turn the call over to your speaker today, CFO Richard Morin.  Thank you. Please go ahead.

Richard Morin:
Thank you and good evening everyone.  On Monday this week we issued a press release announcing Cognex’s earnings for the third quarter of 2012 and we also filed our quarterly report on Form 10Q on that day.  For those of you who have not yet seen these materials, both are available on our website at www.cognex.com.  They contained highly detailed information about our financial results.

During tonight’s call we may use a non-GAAP financial measure if we believe it is useful to investors or if we believe it will help investors better understand our results or business trends.  For your reference, you can see the company’s income statement as reported under GAAP in exhibit one of the earnings press release and a reconciliation of certain items in the income statement from GAAP to non-GAAP in exhibit two. I would like to emphasize that any forward looking statements we made in the press release or any that we may make during this call are based on information that we believe to be true as of today. Things often change and actual results may differ materially from those projected or anticipated.  You should refer to the company’s SEC filings including our most recent Form 10K for a detailed list of these risk factors.

Now I will turn the call over to Cognex’s Chief Executive Officer, Rob Willet.

Rob Willett:
Thanks Dick and hello everyone.  Welcome to our third quarter conference call for 2012.  Now, I know most of you are used to hearing Cognex’s chairman, Dr. Bob Shillman, welcome participants to our earnings call.  Dr. Bob won’t be joining the call this evening.  He’s been stranded in New York City since the weekend due to Hurricane Sandy and is just now in the processes of, as he put it to me, “escaping from New York by plane to San Diego.”  He sends his regards and he looks forward to talking with you in our next call.

As you can see in the press release issued earlier this week, our results for Q3 of 2012 were good. Revenue for the third quarter was $80 million, which was within our expected range in what’s typically a seasonally soft quarter for Cognex.  Growth year-on-year in factory automation was offset by unfavorable exchange rates and lower revenue from the semiconductor and electronics capital equipment market or SEMI as we call it.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

On a sequential basis, revenue decreased 5% primarily due to SEMI.  ID products, our number one growth initiative, continued to perform well.  Revenue from ID products in the third quarter increased 21% year-on-year in constant currency offsetting the decline in SEMI.

Another bright spot was greater China, where the investments we made to build our team continued to show strong results.  China factory automation increased 50% year-on-year in the third quarter and 18% on a sequential basis.

We were highly profitable in the third quarter reporting margins that track at or above our long-term targets.  Gross margin was strong at 76%.  Operating income equaled 27% of revenue and net income 22%.  These percentages are inline with our reported results for last year’s third quarter.  This is despite more difficult operating conditions and the incremental investments we have made in new product development and sales force expansion.

Reported earnings for the quarter were $0.41 per share, exceeding the Thomson Reuters First Call consensus estimate of $0.36 per share. This was primarily due to lower than expected operating expenses and a benefit from discrete tax items.

Let’s turn now to the details of the quarter.  Revenue from the factory automation market was $61.4 million and accounted for 77% of our total business.  This represents an increase of 4% year-on-year.  The increase was 9% excluding the negative impact of currency exchange rates.  On a sequential basis factory automation revenue was flat with the prior quarter.  This was better than we expected.  Factory automation typically declines in the third quarter due to the summer seasonal slow down, especially in Europe.  Our best performing vertical industries in the quarter were consumer electronics and medical devices.

Looking at factory automation from a geographic perspective, Asia continued to be our best performer in terms of percentage growth.  Factory automation revenue from Asia grew 42% year-on-year and 12% over the prior quarter setting a new quarterly revenue record of $12.6 million.  Growth in greater China led the way in the third quarter.  Our long-term view of China remains very good but there’s more uncertainty near term.

In the Americas, slower spending and project delays have moderated growth.  Factory automation revenue increased 9% year-on-year and 6% sequentially helped by $1.3 million of service revenue related to a single customer contract.  Factory automation from Europe decreased 11% year-on-year and 10% from the prior quarter.  In constant currency, European factory automation revenue grew 2% year-on-year and declined 5% sequentially.  While growth in Europe has slowed in recent months, our team is executing well there in a tough environment.

In Japan the factory automation market continued to weaken resulting in a revenue decline of 13% year-on-year and 11% from the prior quarter.  A bright spot was ID products, which is starting to gain traction in Japan, particularly in automotive.

Revenue from the semiconductor and electronics capital equipment market was $6.8 million in the third quarter. This represents a decrease of 23% year-on-year and 30%, or $3 million on a sequential basis.  Going into the quarter, SEMI appeared to be recovering from the market downturn that began in mid-2011.  This pick up proved to be unsustainable.  The turnaround that the industry hoped for in the second half of 2012 is not materializing.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

In the surface inspection market, revenue for the third quarter was $11.8 million.  This is a decline of 1% year-on-year and 8% from the prior quarter.  Surface inspection revenue is lumpy due to the timing of deliveries and installations and the impact of revenue deferrals.  Demand for our surface inspection systems remains solid in metals, one of our two main vertical industries.  Paper appears somewhat softer.  And, we’re making good progress in glass, which is a newer vertical for us.

Turning next to Cognex’s innovations.  We recently launched the Dataman 9500 handheld mobile computer.  The Dataman 9500 is a powerful ID reading device for challenging 2D direct part mark codes.  The integrated data terminal provides visual feedback to the operator and enables interaction with the factory network while moving about the factory floor.  The data in 9500 opens new applications for Cognex at automotive and aerospace manufacturers, for supply chain management and in the consumer products and other industries for problems of counterfeiting and diversion.  The Dataman 9500 is our fourth significant product launch in 2012.  Now we have a strong pipeline that includes some major products coming out in the next six months.

As we look at our business we see pockets of strength in areas such as ID products in China.  However, slower global growth and economic uncertainty are expected to continue to weigh on our results in the near term.  For the fourth quarter we expect revenue to be between $78 million and $81 million.

Gross margin should continue to be in the mid-70% range.  Operating expenses are expected to increase by up to 5% on a sequential basis.  The effective tax rate is expected to remain at 21% for discrete tax items.

Now, let’s open up the conference call for your questions.  Operator, we are ready to take questions.

Operator:
We will now begin the question-and-answer session.  If you wish to ask a question, please press * then 1 on your telephone and wait for your name to be announced.  If you wish to cancel your request, please press the # key.

Your first question comes from the line of Zach Larkin from Stephens.  Please ask your question.

Zach Larkin:	Good afternoon gentlemen. Thanks for taking my call.

Rob Willett:	Hi Zach.

Zach Larkin:
First off, you touched upon medical being strong in the factory automation segment.  I wonder if you could give a little bit more color on that, the types of applications you’re seeing and kind of where your expectations are for that vertical as we move forward?

Rob Willett:
Cognex has long  sold vision into the medical device industry, you know where there are a lot of demands for the management of pieces in the process using barcodes, but more often or not precise measurement and alignment as part of the manufacturing process.  Many or even most of the major medical device companies in the world use Cognex Vision.  I think we reported tonight a particular contract in the medical device industry and we have a series of those on an ongoing basis with particularly one very large medical device company.  We have an ongoing relationship with them specifically concerning a product of theirs and a number of products of theirs where we are doing some very sophisticated things with machine vision.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

You asked about the outlook for the industry.  You know, medical devices I think is generally a pretty stable part of the Cognex business.  We see that continuing.  There has been softness, I guess, in medical devices reported.  Perhaps around some tax credits for R&D and other things, but generally I would say that’s not from our perspective affecting the rate of investment that we see for machine vision and medical devices and we expect this vertical to be a decent grower for us in the long term.

Zach Larkin:
Okay, great.  Thanks for that.  Just one quick follow up on Asia.  You mentioned the potential for maybe a little bit more caution going forward.  Are you seeing any changes in order rates?  I know there are some concerns over there with the premier change and other things causing some potential pauses, but I wondered what you guys are seeing with feet on the ground?

Rob Willett:
Yep.  So, we’ve had a great last couple of quarters in greater China particularly and very strong in Korea.  We are noticing some kind of moderation in that growth rate as we come into the fourth quarter, particularly in China.  It’s hard for us to tell at this point whether that is more to do with just various waves of investment, particularly in electronics which is our biggest market there or whether it’s some more caution related to the things you’re talking about, the macroeconomic changes around the leadership change.  I think the point that’s really important to bear in mind is we have been investing strongly in China and we see China as a very good long-term growth area.  So, shorter term, we might see some bumps in the road on levels of investment.  Longer term, we think it’s going to be very good for us and continue to be very good.

A final point I’ll make is that we have been very heavily weighted toward the electronics in greater China, particularly.  But, more recently, we are starting to make a lot of ground in the automotive space and we’re very bullish about automotive growth for us in China over the medium to long term and we are starting to see it already.

Zach Larkin:	All right, thank you very much.

Rob Willett:	Thanks.

Operator:	Your next question comes from the line of Tom Hayes of Thompson Richard.

Tom Hayes:
Good afternoon, Tom Hayes here.  Just a quick question, you had mentioned some project delays in the American market.  I was just wondering if that’s a currency that you had not seen before or just some new larger project delays that you saw this quarter?

Rob Willett:
No, we’ve been noticing kind of project delays over the last number of quarters.  So, I think since perhaps we all started to see some slowing down in the economy, we are seeing the same thing now, perhaps a little more than we were in previous quarters, but it’s not step change in what we’re observing.

Tom Hayes:
Great, thank you, and then just as a follow up, you had mentioned in the last call you were starting to see some nice wins in the logistics market.  I was just wondering if you could give us an update on what you’re seeing in that market?

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

Rob Willett:
Yes, logistics we think is a great long term market for Cognex and logistics companies are starting to recognize the value of ID products and are in the early stages of adopting our technology.  We’ve been launching products into the logistics space now for about the last year and a half and their starting to get some real traction.  We have seen, and I mentioned it in the last call, a very nice win in the postal market, which is part of that market.  That will play out in revenue over the next five quarters or so.  But, we’re also in line to get spec’d into some other I think pretty major projects over the next six months, you know, very major names in logistics and retail and where we are starting to see smaller orders now, we’re expecting to see bigger orders next year and to be part of that CAPEX plan for next year.

So, as I have mentioned over a number of recent quarters in discussions with you that (inaudible) be the move into the industry has been a little slower than we expected.  It’s sort of more conservative an industry I think than we thought going into it.  Our products are clearly advantaged in this space and we have some even better ones in the pipeline coming along here.  We are very positive and we are starting to be really recognized by the big players in that market.  So, I think it will be a major growth driver for Cognex over the next few years.

Tom Hayes:	Great thank you for the color.

Operator:	Your next question comes from Ben Rose Battle Road Research.

Rob Willett:	Hey Ben.

Ben Rose:	Hi, good afternoon gentlemen. How are you?

Rob Willett:	Good.

Ben Rose:	And hi, Susan.

Susan:	Hi Ben.

Ben Rose:	Quickly, on China, can you refresh our memory as to what percentage China is of total Asia?

Rob Willett:	Yes we can.

Richard Morin:	About half I think.

Rob Willett:
We talk about greater China and the revenue for greater China factory automation in Q3 was a little more than $8 million in the quarter.  Right?  So, it’s on track to be a little more than $30 million this year.  That’s in a region that will do about $50 million this year.  Right?  I’m talking about really the MVSD business, so on top of that the SISD business which would be on the order of $10 to $12 million.

Ben Rose:	Okay and on the ID products can you talk a little bit about the performance of the Dataman 500 versus 300 in the quarter? I would gather that the 300 was a stronger contributor to growth?

Rob Willett:
Yes.  So, we’re very pleased with the performance of the Dataman 300.  When we launched that product at the start of the year we had a stretched goal for ourselves to sell about $6 million into the industry and we now look like we are in a position to well exceed that.  So, performing very well and it’s really a very versatile general-purpose product, right?  And it leverages a lot of the vision system on a chip technology that we saw a year and a half ago coming in the Dataman 500.

 COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

Ben Rose:
Okay and then finally on Europe, which I know is weak this quarter, and you certainly warned of that last quarter on the conference call, given your experience, Rob at Cognex, what do you think is similar and what’s different vis a vis the downturn in 2009?  Do you have any sense of what the duration of the weakness might be in that particular geography?

Rob Willett:
I’m going to say no, I don’t.  I think these are questions that relate a lot to European macroeconomic policy and the world economy overall.  What I would say is factory automation revenue in Europe exceeded our expectations in Q3.  It’s really currency exchange rates that hurt us.  We are outperforming the underlying market in Europe in factory automation because of our continued strong execution by a European sales organization, really one of the best teams in Cognex.  Our channel into factory automation includes OEMs, they give us a lot of stability and then ID products are gaining traction and automotive is performing relatively well especially in Eastern Europe, where we are seeing growth.

What I would say is the kind of pressure, downward pressure, we see this time around in Europe, I think it’s going to have a lot less impact on our business than what we saw in 2009.

Ben Rose:	Okay, thanks very much.

Rob Willett:	Thanks.

Operator:	And the next question comes from the line of Jagadish Iyer of Piper Jaffray.

Rob Willett:	Hey Jagadish.

Jagadish Iyer:
Hi, thanks for taking my question.  Two questions please.  First, if you look at your factory automation market and you set out a goal of double-digit growth for this year, I was just wondering you’re not probably going to grow on a year-over-year basis for this year.  Why do you think the segment really fell sharp and why was it up to your expectation and how should we be thinking about 2013?

Rob Willett:
Yeah, great, okay.  So, factory automation is a great growth driver for Cognex in the long term.  In the quarter it represented 77% of our total business and it grew 9% year-on-year in constant currency.  In the long run we expected to grow 20% year-on-year in constant currency and there are a few reasons it’s not doing that right now.

I think reason number one is the macroeconomic environment.  You might figure it like this, there’s about 10 points of downward pressure at the moment on our growth rate in factory automation and in ID.  If you like, ID grew 20.  We expected it to grow 30.  Factory automation grew 10 in constant currency and we expected to grow 20 in the long run.  I don’t think much had changed about that.  We think it’s a great market where vision has a lot to play.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

We spoke and I don’t really enjoy going on speaking about the solar market, but that’s certainly being kind of a major head wind to our firm, on the order of $10 million this year of downward pressure as well.

I think what I would encourage you to do is take a longer term view of factory automation and see that it’s delivering some okay growth rates right now.  It has delivered great growth rates.  We expect it to go on.  Some data I looked at recently said over the last three years, for the first nine months of the year, we’ve reported compounded annual growth rate in factory automation of 26% including the first nine months of this year, right?  If you look back over five years, that’s closer to 13.  So, you know, this is definitely a strong growth driver and those rates of growth probably accelerated over more recent periods if you exclude this year.

The other point I’d make is that if you think about factory automation, of course ID is an increasingly large part of factory automation for us and ID is a wonderfully fruitful area for growth at Cognex.  We are replacing outdated technology and lasers with vastly superior disruptive technology in vision.  You kind of think of that like the change we have all seen in the world from analog to digital.  You know, it went on with tape, it’s going on with phones and it’s going on with everything around the world and we are kind of riding that same kind of trend.  And you know, last year our ID business was around $60 million.  We’re on track to have some great growth again this year in ID and we think that’s going to go on giving us a lot of growth because we’re still relatively un-penetrated in the industrial ID market.  There are a lot of bigger players who were outperforming and we expect to go on taking share and we’re investing a lot in that space.  It’s a long answer Jagadish, but I think what I’m saying is, we’re very positive about the long term growth prospects of FA and we don’t see that changing based on anything we’ve seen recently.  It’s just a little caught up with macroeconomic situations and delayed capital spending and caution we see in our customers on a broad level.

Jagadish Iyer:
That’s very helpful and just as a quick follow up I want to understand, can you give us some kind of a color in terms of what is your overall exposure in the automotive segment and can you break it down by geography between US autos, European autos, Asian autos?  That would be helpful thanks.

Rob Willett:
On a high level, you know, our automotive business globally is about $80 million and $100 million.  It is a large vertical market and it has been delivering great growth this year.  Year-to-date revenue in that market is up around 4%. You asked about where is it?  It’s really in Europe and America.  In Europe we’re very well penetrated.  That represents a large part of the revenue and the other large part is the Americas.  We’re very un-penetrated in Japanese automotive.  The spend that’s going on in Chinese automotive is a very small part of our business also but that is growing and that’s really about vision getting adopted in country in China and we’re seeing a lot more of that starting to happen.

Jagadish Iyer:	That’s good. Thanks so much.

Rob Willett:	Thank you.

 COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

Operator:	If you wish to ask a question please press * then 1 on your telephone and wait for your name to be announced. If you wish to cancel your request, please press the # key.

And your next question comes from the line of Jim Ricchiuti of Needham and Company.

Jim Ricchiuti:	Robert I wonder if you could comment a little bit more about the softness in the Japanese market. Is it more toward consumer electronics? Is it more broadly based?

Rob Willett:
Yes, Hi Jim.  Being to Japan twice in the past 13 weeks, I’ve been spending a lot of time there and spend a lot of time with customers so I feel I can probably answer your question.  What I heard was the overall factory automation market is very weak in Japan right now.  A lot of particularly end user electronics is leaving Japan and going to markets like Korea or Thailand even I started to hear about Indonesia as markets where it’s moving.  Then I would say that the markets that are perhaps a little stronger are automotive where we’re very under-penetrated I would say and then electronic components, the sort of finished pieces of our electronics that go into things like smart phones, those businesses are holding up better but, still not good.

Overall it’s a relatively bleak picture in that market.  Part of our strategy is our relationship with Mitsubishi and the distributor channels that we have there while our overall business is shrinking relatively significantly in Japan, that part of our business is pretty flat.  I would say that part is probably outperforming the rest of the business and the market.  Overall, Japan doesn’t look good.

Jim Ricchiuti:	Mitsubishi overall though, if you look back versus where you thought it might be a year ago, safe to say that’s coming a little under your expectations because of the microenvironment.

Rob Willett:	Yes, correct.

Jim Ricchiuti:	Okay. As you see some of these Japanese companies moving to other parts of Asia, Korea, Thailand, Indonesia, I would assume that those are also opportunities for you, aren’t they?

Rob Willett:	Absolutely and I can’t break it out for you but I think that’s part of the reason we have reported such excellent growth in the rest of Asia, certainly in Korea and of course in China. Yes.

Jim Ricchiuti:	Okay. Dick, I wasn’t sure, did you actually give a percentage for ID or Rob, I’m not sure if you said it was up 21% I think in constant currency. What percent of your revenues is it now?

Richard Morin:	Hang on while I look through a couple of pages here. Okay so our ID business this past quarter was approximately 44%, nope wrong thing, I’m sorry. ID is about 21% I think.

Jim Ricchiuiti:	21% of overall revenues, okay.

Richard Morin:	Total revenues, yes.

Jim Ricchiuti:
Got it.  Okay and the strength that you’re seeing in the ID market in China, where is that coming from because you don’t have a major presence in automotive or it’s still relatively small.  So where are you seeing it, more in the electronics area?

 COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

Rob Willett:
Well, yes.  Electronics is our biggest market and a major user of ID, but also a lot in other good markets in China would be consumer products and food markets like that where there is increasing use of barcoding and also track and tracing to have supply chain security.  It’s going to be a good long-term market for us.  But, to answer your question, number one, electronics still for ID in China.

Jim Ricchiuti:	Within China, Rob, I’m not sure how well developed and mature is the laser barcode market or are you seeing more of these verticals just making the leap to vision-based?

Rob Willett:
Yeah, and I’m speaking more from 15 years of experience in the coding and marking product identification market, China is pretty undeveloped in the use of barcodes and they are definitely adopting vision rather than starting out with lasers.

Jim Ricchhiuti:	Okay.

Rob Willett:	In the industrial space.

Jim Ricchiuti:
Right, got it.  Is there anything further that you could say about SISD?  It would seem like that would be more sensitive to the macro environment and yet it seems like it’s kind of performing relatively well in this environment, but how concerned are you of a slow down?  Is there anything that you could say about order activity there?

Rob Willett:
Yeah, you know, the SISD surface vision business, you know, it’s a relatively stable part of our business and in many cases is a lot of backlog that works its way through so it’s more immune to short term changes.  As I mentioned in my opening remarks, we still see very good demand in metals and we’re penetrating some new markets now like glass, that is starting to help raise our revenue where we’ve been under-penetrated in the past and even plastic films around touch panel displays in markets like the touch panels for cell phones or tablets.  These are markets that look good and as I mentioned, weaker markets for surface inspection, paper.  You know, paper. It’s a big part of our SISD business and it’s looking a little less strong.

If I look out to the next quarter, we expect SISD to have a very good quarter, not to the level of the record $16 million quarter that they had in Q4 of last year but above what they reported in Q3.  We’re feeling good about that business.  Your question was why is it doing so well?  We’ve got an excellent management team in there now, they’re executing well and we’re strongly represented in that market and I would guess gaining share.

Jim Ricchiuti:
If you were to aggregate the SISD business and in plastic films and in glass, you did what, about $12 million in revenue in SISD?  What does it represent of that and where did that account for last year?  You had a bigger part of the revenue stream, or is it still relatively small?

Rob Willett:	I’m not really clear on your question.

Jim Ricchiuti:
Sure.  If I look at the SISD business, I think in the past I’ve thought about it as more metals and paper, but some of these newer opportunities, inspection of plastic films, glass, is that now a meaningful part of the business?  Is it 10% of the SISD business?  20%?

Richard Morin:	The combined glass and plastics for the third quarter was less than 10% of their total business.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

Jim Ricchiuti:	Okay and Dick, a year ago, rough terms, I’m just curious is that a revenue stream that really wasn’t all that meaningful at all in SISD a year ago, or has it been in that range?

Richard Morin:	I think we started in glass last year and it’s probably been in about that same range. Plastics varies a little bit or whatever but, like I said, it’s not yet up to 10%.

Jim Ricchiuti:	Okay.

Rob Willett:
And Jim, I’m looking more forward in the remarks I was making earlier about that where I think we’re seeing some of the growth, you’ll see, I think in coming quarters offsetting any softness we are seeing in paper.

Jim Ricchiuti:
Last question for me is, just coming back I think it was to your investor day, you talked about the total available market in logistics and I think you had sized it at the time at around $150 million.  Is there anything you see now that makes you think that that opportunity is bigger for you?

Rob Willett:
I think that’s still a good number and that’s still how we sized the available market for what we have today.  There are additional pieces in logistics that vision can address beyond that.  Those are not necessarily markets that we are yet in.  Generally, I would say no.  I think your $150 million number is still a good number we’re holding to.

Jim Ricchiuti:	Okay, thanks a lot.

Rob Willett:	Thank you.

Operator:	Once again, if you wish to ask a question please press * then 1 on your telephone and wait for your name to be announced.

Your next question comes from Ben Rose from Battle Road Research.

Ben Rose:
Hi, just a follow up question with regard specifically to the automotive market in the US, are you seeing any trends regarding more intensified use of machine vision for new production lines versus retrofitting of various different car lines?  And then I had a question about competition as well.

Rob Willett:
So, finishing question, I would say not particularly pronounced in that way.  I think the mix is probably similar.  I think when we were back in 2009, we definitely saw a lot of retrofitting of lines going and then through the big growth we saw in 2010 into 2011, we saw more new projects.  I’d say we kind of have a balance of both going on right now.  Certainly, plenty of new projects and investments going on in automotive and that applies to both America and Europe.  It’s the timing of those investments I think that’s having an effect on growth and our expected growth.

Ben Rose:
Okay and then from a competitive standpoint, do you still see a Keyence says you’re kind of strongest across the board competitor and if so, are you seeing any change in their behavior either by way of increased or decreased investments in the US and in Europe?

Rob Willett:
Yes, Keyence we still consider it our number one competitor in the vision space.  You said across the vision space, to be a little picky about it, Keyence doesn’t really play across the vision space.  They don’t have surface vision business.  They don’t have PC or software, vision software, so they’re really selling a narrower range of products.

COGNEX Corporation
Moderator: Richard Morin
11/1/2012 - 5:00 PM ET
Confirmation # 1591612

However, in our biggest markets, vision systems and in ID, they’re certainly our strongest competitor.

To your point what do we see changing?  We see them following a consistent strategy to what they’ve been following.  Recent changes would be though, we see them cutting back their investments in Japan, actually reducing the feet on the street they have in Japan selling vision and alongside us, continuing to invest pretty strongly in the greater China market.  We also see them, like us on a small level and investing in sales people and other emerging markets, Brazil, India where they’ve recently opened subsidiaries a number of years after we’ve been present in those markets.

Ben Rose:	Okay thanks, that’s very helpful.

Operator:	And your next question comes from Jagadish Iyer from Piper Jaffray.

Jagadish Iyer:	Just a quick follow up and a housekeeping question. How should we be thinking about the OpEx going forward for next year please? Thanks.

Rob Willett:
I think it’s probably too soon to talk about what level of increase we expect in 2013 in operating expenses, but we certainly don’t expect double digits.  We don’t expect to see any major increase in headcount or new offices unless there’s an improvement in the overall environment.  I think how we’re thinking about 2013 is we certainly don’t expect to see clarity on the growth picture until someway into the year.  We think we’re probably going to see continued challenging environment in Q4 and Q1, but I think then some of these macro issues get behind us we’ll start to get back to the sort of growth rate we expect for automation with luck, in the back end of the year. We’re going to manage our operating expenses tightly to be in line with our growth through those kinds of cycles and changes.  But it’s too soon to give you a specific number.

Jagadish Iyer:	Thanks.

Operator:	There are no further questions at this time. Mr. Robert Willett, please continue.

Rob Willett:
To wrap up, we’re pleased with our third quarter performance in light of the global economy’s dampening effect on our growth rate.  Machine vision continues to be a promising space and the Cognex team continues to execute well.  We’re enthusiastic about the opportunities we see for our products over the medium to long term.

Thank you for joining us tonight. Goodbye.

Operator:	That does conclude our conference for today. Thank you for participating. You may now disconnect.